March 5, 2018

Mr. Randall Fretz, Audit Committee Chairman

Wildermuth Endowment Strategy Fund

11525 Park Woods Circle, Suite 200

Alpharetta, Georgia 30005

Dear Mr. Fretz:

This is to confirm that the client-auditor relationship between the Wildermuth Endowment Strategy Fund (Commission File Number 811-22888) and BBD, LLP has ceased.

Very truly yours,

BBD, LLP

cc:	Office of the Chief Accountant PCAOB Letter Files U.S. Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549-7561